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                                  CONFIDENTIAL
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THIS DOCUMENT CONTAINS OPERATIONAL AND FINANCIAL INFORMATION, WHICH IS CONFIDENTIAL AND SHOULD ONLY BE DISCUSSED WITH NISOURCE PERSONNEL WHO REQUIRE SUCH KNOWLEDGE WITHIN THE SCOPE OF THEIR EMPLOYMENT. THIS MATERIAL MAY NOT BE RELEASED OR ITS CONTENTS DISCUSSED OUTSIDE THE COMPANY UNLESS AUTHORIZED BY A MEMBER OF NISOURCE'S SENIOR MANAGEMENT.

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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                   FORM U5S/A

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2001


        Filed pursuant to the Public Utility Holding Company Act of 1935


                                  NISOURCE INC.

                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                                801 E 86th Avenue
                           Merrillville, Indiana 46410

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This Amendment No. 2 to NiSource Inc. Form U5S Annual Report for the year ended December 31, 2002, is being filed to update Item 10 to include the 2001 Tax Allocation that was not previously included in NiSource Inc.'s Form U5S filed on May 2, 2002.


                                Table of Contents

Item 10....Financial Statements and Exhibits......................         3

     Exhibits:

     Tax Allocation for 2001......................................         3

Signature.........................................................         4

ITEM 10.        FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT E. TAX ALLOCATION FOR 2001.

Confidential treatment requested.

SIGNATURES

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.





                                                         NISOURCE INC.
                                              ----------------------------------
                                                         (Registrant)


Dated:       October 11, 2002           By:        /s/  Jeffrey W. Grossman
         ------------------------             ----------------------------------
                                                      Jeffrey W. Grossman
                                                 Vice President and Controller
                                                (Principal Accounting Officer)




                                                     COLUMBIA ENERGY GROUP
                                              ----------------------------------
                                                         (Registrant)



Dated:       October 11, 2002           By:        /s/  Jeffrey W. Grossman
         ------------------------             ----------------------------------
                                                      Jeffrey W. Grossman
                                                        Vice President